TWELFTH AMENDMENT TO
CREDIT AND SECURITY AGREEMENT

THIS TWELFTH AMENDMENT (the "Amendment"), dated December 8, 2020, is entered into by and between **EMCORE CORPORATION,** a New Jersey corporation, **AEROSPACE NEWCO HOLDINGS, INC.**, a Delaware corporation, **SYSTRON DONNER INERTIAL, INC.**, a Delaware corporation (collectively, jointly and severally, the "Company"), and **WELLS FARGO BANK, NATIONAL ASSOCIATION** ("Lender").

RECITALS

Company and Lender are parties to a Credit and Security Agreement dated November 11, 2010 (as amended from time to time, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

Company has requested that certain amendments be made to the Credit Agreement, which Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) The following are hereby added or amended, as applicable, to Exhibit A of the Credit Agreement in proper alphabetical order:

"Base Rate" means the greater of (a) the Federal Funds Rate plus 1/2%, and (b) the rate of interest announced, from time to time, within Lender at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Lender's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Lender may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero).

"CARES Act - Title I" means Title I of the Coronavirus Aid, Relief and Economic Security Act, as amended (including any successor thereto), and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

"CARES Debt" has the meaning set forth in Section 5.4(d).

"CARES Forgiveness Date" means five (5) Business Days (or such longer period as may be approved in writing by Lender) after the later of the date that the Company obtains a final determination by (i) Lender and (ii) to the extent required, the Small Business Administration regarding the amount of CARES Debt, if any, that will be forgiven pursuant to the provisions of the CARES Act - Title I.

"Change in Law" means the occurrence after the date of this Amendment of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Company' means, jointly, severally and collectively, Emcore Corporation, a New Jersey corporation, Aerospace Newco Holdings, Inc., a Delaware corporation, and Systron Donner Inertial, Inc., a Delaware corporation.

The introductory sentence of the definition of "Eligible Inventory" contained in Exhibit A of the Credit Agreement is hereby deleted and replaced as follows:

"Eligible Inventory" means all Inventory of Emcore Corporation (but not Aerospace Newco Holdings, Inc. or Systron Donner Inertial, Inc.).

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"Floating Rate Advance" and "Floating Rate Advances" means any Advance which bears interest at the Floating Rate.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Small Business Administration" means the U.S. Small Business Administration.

(b) A new Subsection (d) is hereby added to Section 5.4 of the Credit Agreement which provides as follows:

"(d) unsecured Indebtedness in an aggregate principal amount not to exceed $6,500,000.00 advanced by (i) any Governmental Authority (including the Small Business Administration) or Lender acting as a financial agent of a Governmental Authority or (ii) any other Person to the extent such Indebtedness under this clause (ii) is guaranteed by a Governmental Authority (including the Small Business Administration), in each case under this clause 5.4(d), pursuant to the CARES Act - Title I (such unsecured Indebtedness, "CARES Debt")."

(c) A new Section 5.30 is hereby added to the Credit Agreement which provides as follows:

"Section 5.30 CARES Debt.

(a) The Company shall timely submit all applications and required documentation necessary or desirable for Lender of the CARES Debt and/or the Small Business Administration to make a determination regarding the amount of the CARES Debt that is eligible to be forgiven.

(b) The Company shall, to the extent not included in the foregoing clause (a), promptly (and in any event within three (3) Business Days) upon receipt or filing thereof, as applicable, provide to Lender copies of all material documents, applications and correspondence with any Governmental Authority relating to CARES Debt, including with respect to loan forgiveness.

(c) Company agrees that it will not make any claim that Lender or any of its Affiliates have rendered advisory services of any nature or respect in connection with any CARES Debt, the CARES Act – Title I or the process leading thereto."

(d) A new Section 5.31 is hereby added to the Credit Agreement which provides as follows:

"Section 5.31 Amendment to CARES Debt. Company shall provide Lender with notice of (and a copy of) any other modification to the CARES Debt within 30 days of the effective date of any such modification."

(e) A new Section 6.1(x) is hereby added to the Credit Agreement which provides as follows:

"(x) any event of default occurs with respect to the CARES Debt."

(f) A new Section 7.18 is hereby added to the Credit Agreement which provides as follows:

"7.18 **Illegality; Market Conditions**. Notwithstanding anything to the contrary contained herein, other than as a result of the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as such terms are defined in Schedule 7.18, if (a) any Change in Law makes it unlawful for Lender to make or maintain Floating Rate Advances or to maintain the commitment with respect to making

Floating Rate Advances or (b) Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) it has become impractical as a result of a circumstance that adversely affects the London interbank market or the position of Lender in such market to ascertain Daily Three Month LIBOR, (ii) Daily Three Month LIBOR cannot be determined pursuant to the definition thereof, or (iii) adequate and fair means do not exist for ascertaining the interest rate applicable to Floating Rate Advances on the basis provided for in the definition of Daily Three Month LIBOR, then Lender shall give notice thereof to the Company and may (A) declare that Floating Rate Advances require that all outstanding Floating Rate Advances made by Lender be converted to Base Rate Advances immediately, in which event all outstanding Floating Rate Advances shall be so converted and all Indebtedness (except for the undrawn amount of any issued and outstanding Letters of Credit) shall bear interest at the Base Rate in effect from time to time, plus the 1.75%."

(g) A new Section 7.19 is hereby added to the Credit Agreement which provides as follows:

"7.19 **Joint and Several Liability**. Each entity constituting the Company agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Wells Fargo the prompt payment and performance of, all obligations and Indebtedness under this Agreement and all agreements under the Loan Documents. Each entity constituting the Company agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the obligations and Indebtedness, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any obligations or Loan Document, or any other document, instrument or agreement to which any Entity constituting the Company is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Wells Fargo with respect thereto; (iii) the existence, value or condition of, or failure to perfect any of Wells Fargo's Liens or to preserve rights against, any security or guaranty for the obligations, Indebtedness or any action, or the absence of any action, by Wells Fargo in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Entity constituting the Company; (v) any election by Wells Fargo in an insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a lien by any other borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Wells Fargo against any Entity constituting the Company for the repayment of any obligations and the Indebtedness under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all obligations and the Indebtedness."

(h) A new Schedule 7.18 is hereby added to the Credit Agreement which shall be in the form attached hereto.

2. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3. Consent. Lender hereby consents to the Company incurring the CARES Debt and acknowledges that no default under the Credit Agreement exists in connection therewith.

4. Conditions Precedent. This Amendment shall be effective when Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Lender.

(a) The execution, delivery and performance by Company of this Amendment has been duly authorized by all necessary corporate action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which each Company is a party or by which it or its properties may be bound or affected.

(b) Payment of the fee detailed in Section 10 below.

(c) Such other matters as Lender may require.

5. Representations and Warranties. Company hereby represents and warrants to Lender as follows:

(a) Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate and company action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation, articles of organization, operating agreement or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

6. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the

Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

8. Release. Company hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9. Costs and Expenses. Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Lender on demand for all costs and expenses incurred by in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Company specifically agrees jointly and severally to pay all fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Company hereby agrees that Lender may, at any time or from time to time in its sole discretion and without further authorization by Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee detailed in Section 10 below.

10. Amendment Fee. Company shall pay Lender as of the date hereof a fully earned, non-refundable fee in the amount of $7,500.00 in consideration of Lender's execution and delivery of this Amendment.

11. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EMCORE CORPORATION, a New Jersey corporation

By: _[signature]_

Its VP, General Counsel

AEROSPACE NEWCO HOLDINGS, INC., a Delaware corporation

By: _[signature]_

Its Secretary

SYSTRON DONNER INERTIAL, INC., a Delaware corporation

By: _[signature]_

Its Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

By _[signature]_

Its Authorized Signatory

SCHEDULE 7.18
TO
CREDIT AGREEMENT

LIBOR Replacement

Defined terms used in this Schedule 7.18 that are not otherwise defined in this Agreement are set forth at the end of this Schedule 7.18.

1. Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth Business Day after Lender has provided such amendment to Company without any further action or consent of Company, so long as Lender has not received, by such time, written notice of objection to such amendment from Company if such amendment is with respect to an Early Opt-in Election. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Schedule 7.18 will occur prior to the applicable Benchmark Transition Start Date.

2. Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Company.

3. Notices; Standards for Decisions and Determinations. Lender will promptly notify Company of (a) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes and (d) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Schedule 7.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Lender's sole discretion and without consent from Company, except, in each case, as expressly required pursuant to this Schedule 7.18.

4. Benchmark Unavailability Period. Upon Company's receipt of notice of the commencement of a Benchmark Unavailability Period, Lender may require that all outstanding Floating Rate Advances made by Lender be converted to Base Rate Advances immediately, in which event all outstanding Floating Rate Advances shall be so converted and shall bear interest at the Base Rate in effect from time to time, plus the Applicable Margin. The Base Rate in effect from time to time plus the Applicable Margin shall replace the then-current Benchmark for any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period.

5. Certain Defined Terms. As used in this Schedule 7.18:

"Benchmark" means, initially, Daily Three Month LIBOR, provided, that, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to Daily Three Month LIBOR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Schedule 7.18.

"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include a term SOFR) that has been selected by Lender giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided, that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions, and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(b) in the case of clause (c) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Lender by notice to Company, so long as Lender has not received, by such date, written notice of objection to such Early Opt-In Election from Company.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Benchmark for all purposes hereunder in accordance with this Schedule 7.18 and (b) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to this Schedule 7.18.

"Early Opt-in Election" means the occurrence of:

(a) a determination by Lender that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the then-current Benchmark, a new benchmark interest rate to replace the Benchmark, and

(b) the election by Lender to declare that an Early Opt-in Election has occurred and the provision by Lender of written notice of such election to Company.

"Federal Reserve Bank of New York's Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.